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                                  EXHIBIT 99.1
                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
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                       Larscom Announces Daniel L. Scharre
                              as President and CEO

     MILPITAS, CA (November 26, 2001) - Larscom Incorporated (Nasdaq: LARS) today announced the appointment of Daniel L. Scharre as president and chief executive officer, effective today. Mr. Scharre replaces Richard E. Pospisil, who had served as interim president and chief executive officer since June of this year. Mr. Pospisil will remain with Larscom in the capacity of vice chairman of the board of directors.

     "I am excited to be handing the reins over to a person as talented and experienced as Dan," stated Mr. Pospisil. "With his strong leadership Larscom will be well positioned for the future."

     Mr. Scharre brings 20 years of telecommunications and software industry experience to Larscom. Most recently, he served as chairman, president and chief executive officer of Adaptive Broadband Corp., a provider of high-speed, wireless last-mile access equipment. Prior to his four-year tenure at Adaptive Broadband, he held executive positions at ComStream Inc., Ilex Systems, and Loral Western Development Labs, all providers of digital telecommunications equipment and systems. Mr. Scharre holds a Ph.D. in physics from the University of California, Berkeley, and an MBA from Santa Clara University.

                                  About Larscom

     Larscom Incorporated develops, manufactures and markets high-speed wide area network (WAN) and Internet access equipment. The Company's customers include major carriers, Internet service providers, Fortune 500 companies and government agencies worldwide. Larscom's headquarters are at 1845 McCandless Drive, Milpitas, California 95035. Additional information can be found at www.larscom.com.
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                              Safe Harbor Statement

     Any forward-looking statements in this news release are based on our current expectations and beliefs and are subject to known and unknown risks and uncertainties that could cause the actual results to differ materially from those suggested. Factors that could cause actual results to differ materially include (but are not limited to) risks associated with customer concentration, the effect of the general downturn in the telecommunications equipment industry, the ability to hire and retain managerial and technical talent, the ability to develop successful new products, dependence on recently introduced new products and products under development, dependence on component availability from key suppliers, rapid technological change and fluctuations in quarterly operating results, as well as additional risk factors as discussed in the "Risk Factors" section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this news release. We disclaim, however, any intent or obligation to update these forward-looking statements.